EXHIBIT 12.1
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

                                                                  VIACOM INC. AND SUBSIDIARIES
                                                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                  (In millions, except ratios)



                                                                             HISTORICAL
                                      -----------------------------------------------------------------------------------------

                                         Three Months
                                             Ended                                Year Ended December 31,
                                        March 31, 2001
                                      ----------------     --------------------------------------------------------------------
                                                               2000         1999           1998         1997         1996
                                                               ----         ----           ----         ----         ----
Earnings (loss) before income taxes             $148.4        $560.6       $843.9         $137.3     $1,178.5        $410.1

Add:
     Interest expense                            261.0         842.5        461.0          631.2        790.7         839.7
     Capitalized interest amortized                0.7           2.2          5.7           11.5          4.1           5.9
     1/3 of rental expense                        79.4         298.2        213.8          186.8        225.0         178.4
     Adjustment for fifty-
        percent-owned affiliates                  13.4          32.5        (49.0)         (51.5)      (178.1)         23.6
     Preferred stock dividends-
        majority owned subsidiaries                0.0           0.0          0.0            0.0          0.0           0.0
                                      ----------------     --------------------------------------------------------------------

Adjusted Earnings                               $502.9      $1,736.0     $1,475.4         $915.3     $2,024.2      $1,457.7
                                      ================     ====================================================================

Fixed charges:
     Interest expense                           $261.0        $842.5       $461.0         $631.2       $791.7        $844.2
     1/3 of rental expenses                       79.4         298.2        213.8          186.8        225.0         178.4
     Preferred stock dividends-
        majority owned subsidiaries                0.0           0.0          0.0            0.0          0.0           0.0
                                      ----------------     --------------------------------------------------------------------

Total fixed charges                             $340.4      $1,140.7       $674.8         $818.0     $1,016.7      $1,022.6
                                      ================     ====================================================================

Ratio of earnings to fixed charges                1.5x          1.5x          2.2x           1.1x         2.0x          1.4x
                                      ================     ====================================================================
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                                                      PRO FORMA
                                        ----------------------------------------
                                           Three Months
                                              Ended              Year Ended
                                          March 31, 2001      December 31, 2000
                                        ----------------------------------------

Earnings (loss) before income taxes               $121.2                 $231.6

Add:
     Interest expense                              262.3                1,037.2
     Capitalized interest amortized                  0.7                    2.2
     Adjustment for fifty-
        percent-owned affiliates                    13.4                   32.5
     1/3 of rental expense                          79.5                  299.2
                                        -----------------      -----------------

Adjusted Earnings                                 $477.1               $1,602.7
                                        =================      =================

Fixed charges:
     Interest expense                             $262.3               $1,037.2
     1/3 of rental expenses                        $79.5                 $299.2
                                        -----------------      -----------------

Total fixed charges                               $341.8               $1,336.4
                                        =================      =================

Ratio of earnings to fixed charges                  1.4x                   1.2x
                                        =================      =================